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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-104248 of Lodgian, Inc. on Form S-3 of our report dated March 5, 2004 (May 10, 2004 as to Note 22) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Successor Company's change in its method of accounting for discontinued operations to conform with Statement of Financial Accounting Standards No. 144 and the Successor Company's adoption of the provisions of Statement of Financial Accounting Standards No. 150), appearing in the Annual Report on Form 10-K of Lodgian, Inc. for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP


Atlanta, Georgia
December 1, 2004